                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               DATALINK.NET, INC.
                  (Formerly Named Datalink Systems Corporation)
              -----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


            NEVADA                                 36-3574355
   (State or other jurisdiction of               (I.R.S. Employer
   incorporation or organization)               Identification No.)

          1735 Technology Drive, Suite 790, San Jose, California 95110
                                 (408) 367-1700
         --------------------------------------------------------------
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                          Anthony N. LaPine, President
          1735 Technology Drive, Suite 790, San Jose, California 95110
                                 (408) 367-1700
         --------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:

                              Paula J. Peters, Esq.
                Greenberg Glusker Fields Claman & Machtinger LLP
                      1900 Avenue of the Stars, Suite 2100
                          Los Angeles, California 90067

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                               DATALINK.NET, INC.

                                     [LOGO]

                         493,846 SHARES OF COMMON STOCK

                          -----------------------------


     This prospectus relates to the possible offer and sale from time to time of up to 493,846 shares of common stock (all shares of common stock quoted in this prospectus shall reflect that certain number of shares as a result of a 2 for 1 stock split effective on April 27, 2000), par value $0.01 by the "selling stockholders" identified in this prospectus. We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

     We are registering the offer and sale of these shares in order to provide the selling stockholders with free tradable securities, but the registration of such shares does not necessarily mean that any of the shares will be offered or sold by the selling stockholders.

     Our shares of common stock are traded on the American Stock Exchange under the symbol "DLK". On April 27, 2000, the closing sale price of our common stock was $16-3/8. As of April 27, 2000, the year high and low closing prices for our common stock were $44-5/8 and $1-7/36, respectively.

     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                           -------------------------


                   THE DATE OF THIS PROSPECTUS IS MAY 3, 2000

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
COMPANY SUMMARY...................................................................................................5

RISK FACTORS......................................................................................................6

USE OF PROCEEDS..................................................................................................10

SELLING STOCKHOLDERS.............................................................................................10

PLAN OF DISTRIBUTION.............................................................................................11

DESCRIPTION OF SECURITIES........................................................................................13

LEGAL MATTERS....................................................................................................14

EXPERTS .........................................................................................................14

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE................................................................14


                                COMPANY SUMMARY

     Datalink.net, Inc. is an Internet company that recognizes the full market potential of the emerging convergence between two rapidly evolving network technologies: wireless data and the Internet. Datalink.net is uniquely positioned to benefit from the pending explosive growth of this juncture by possessing the technology that meets the immediate wireless needs of enterprises and consumers while readily adaptable to next generation wireless services. There are three primary market segments for wireless applications: the Business Market, the Business User, and the Consumer. Because growth in one market segment necessarily impacts the other, Datalink.net embraces the strategy of addressing both the enterprise and the consumer needs through its two distinct business models: the Business-to-Business (B2B) group and the Business-to-Consumer (B2C) group. Simply put, the B2B group focuses on the Internet web site owner and corporate enterprises as the customer, while the B2C focuses on the wireless device owner as the customer. This dual strategy allows Datalink.net to generate revenue from both ends of the web-to-wireless marketplace.

     Datalink.net is the only Internet-based company to apply its Web-to-Wireless technology to meet both the wireless consumer's need for individualized service as well as the competitive enterprise's need for comprehensive and tailored wireless business solutions. On the business-to-consumer (B2C) side of its operations, Datalink.net acts as a content aggregator and enables consumer access to selective Internet data. The XpressLink(TM)platform allows Datalink.net to construct and offer an array of information products that address the needs of consumers and enterprises to receive and distribute selective data, all according to customer preferences and all delivered in real time. Datalink.net's products and services feature highly user-specific selection criteria, allowing both business and consumers to transmit and receive exactly the information they want, whenever they want. This wireless technology not only increases individual mobility, it also expands the reach of e-commerce and other Internet-based businesses.

     As one of the industry's leading Wireless Application Service Providers, Datalink.net has the unique ability to extend Internet franchises to the wireless world by providing comprehensive Web-Centric solutions to enterprises. Through the Company's patented core technology, the XpressLink(TM)application server, Datalink.net constructs Web-to- Wireless solutions to meet the wireless needs of the business-to-business (B2B) market. The Company's B2B strategy is compelling due to the integration of standard graphical interface with wireless data communications. It is our belief that the use of a familiar interface with which today's Internet user is already comfortable will foster widespread adaptation of Datalink.net's wireless solutions.

     On the B2B side, in addressing the needs of Internet enterprises, Datalink.net seeks to provide not only wireless solutions for business-to-business transactions, but also to offer comprehensive solutions for corporate wireless strategies. Datalink.net can develop customized vertical applications to wirelessly enable business operations, such as sales force automation, field service, and dispatching. Datalink.net also provides horizontal applications to serve the need of mobile workers and other business users whose effectiveness require wireless access to their e-mail, calendars, and other corporate data. The B2B strategy takes into account all layers of the enterprise's needs. In short, Datalink.net acts as the Wireless Application Service provider and constructs the wireless infrastructure for Internet enterprises.

     Datalink.net is aggressively pursuing further developments of its B2B strategies. Significant in this progress is the formation of a new business unit, Net2Wireless.com, which will concentrate on providing B2B consulting services and turnkey applications for wireless enablement of corporate Intranet, Internet, and enterprise processing. These comprehensive business solutions offerings are now being marketed to manufacturers of wireless devices, wireless channels, financial institutions, web developers, and corporate businesses requiring wireless initiatives.

     Our corporate offices are located at 1735 Technology Drive, Suite 790, San Jose California 95110. Our telephone number is (408) 367-1700 and our world wide web site is www.datalink.net.

                                  RISK FACTORS

Investing in the shares is very risky. You should be able to bear a complete loss of your investment. In deciding whether to purchase the shares, you should carefully consider the following factors, among others, as well as information contained in this prospectus, our most recent annual report on Form 10-KSB, and the other documents incorporated by reference into this prospectus:

WE HAVE HISTORICALLY INCURRED LOSSES AND THESE LOSSES MAY INCREASE IN THE
FUTURE.

     We have recorded a net loss for each year since our current business started in 1996 through our fiscal year ended March 31, 1999. As of December 31, 1999, we had an accumulated deficit of $28,216,252. Additionally, we had a reported loss of approximately $2,112,000 for the nine month period ended December 31, 1999. Because we expect to continue to incur significant sales and marketing, systems development and administrative expenses, we will need to generate significant revenue to become profitable and sustain profitability on a quarterly or annual basis. We may not achieve or sustain our revenue or profit goals and our losses may continue or grow in the future. As a result, we may not be able to increase revenue or achieve profitability on a quarterly or annual basis.

THERE IS NO ESTABLISHED MARKET FOR WIRELESS DATA SERVICES AND WE MAY NOT BE ABLE TO SELL ENOUGH OF OUR SERVICES TO BECOME PROFITABLE.

     The markets for wireless data services are still emerging and continued growth in demand for and acceptance of these services remains uncertain. Current barriers to market acceptance of these services include cost, reliability, functionality and ease of use. We cannot be certain that these barriers will be overcome. Our competitors may develop alternative wireless data communications systems that gain broader market acceptance than our systems. If the market for our services does not grow or grows more slowly than we currently anticipate, we may not be able to attract customers for our services and our revenues would be adversely affected.

WE MAY NOT ACHIEVE PROFITABILITY IF WE ARE UNABLE TO MAINTAIN, IMPROVE AND DEVELOP THE WIRELESS DATA SERVICES WE OFFER.

     We believe that our future business prospects depend in part on our ability to maintain and improve our current services and to develop new ones on a timely basis. Our services will have to achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. As a result of the complexities inherent in our service offerings, major new wireless data services and service enhancements require long development and testing periods. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. Additionally, our new services and service enhancements may not achieve market acceptance. If we cannot effectively maintain, improve and develop services we may not be able to recover our fixed costs or otherwise become profitable.

IF WE DO NOT RESPOND EFFECTIVELY AND ON A TIMELY BASIS TO RAPID TECHNOLOGICAL CHANGE, OUR SERVICES MAY BECOME OBSOLETE AND WE MAY LOSE SALES.

     The wireless and data communications industries are characterized by rapidly changing technologies, industry standards, customer needs and competition, as well as by frequent new product and service introductions. Our services are integrated with wireless handheld devices and the computer systems of our customers. Our services must also be compatible with the data networks of wireless carriers. We must respond to technological changes affecting both our customers and suppliers. We may not be successful in developing and marketing, on a timely and cost-effective basis, new services that respond to technological changes, evolving industry standards or changing customer requirements. Our ability to grow and achieve profitability will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner:

     -    effectively use and integrate new wireless and data technologies;
     -    continue to develop our technical expertise;
     -    enhance our wireless data, engineering and system design services;
     -    develop applications for new wireless networks; and
     - influence and respond to emerging industry standards and other changes.

WE DEPEND UPON WIRELESS NETWORKS OWNED AND CONTROLLED BY OTHERS. IF WE DO NOT HAVE CONTINUED ACCESS TO SUFFICIENT CAPACITY ON RELIABLE NETWORKS, WE MAY BE UNABLE TO DELIVER SERVICES AND OUR SALES COULD DECREASE.

     Our ability to grow and achieve profitability partly depends on our ability to buy sufficient capacity on the networks of wireless carriers and on the reliability and security of their systems. We depend on these companies to provide uninterrupted and "bug free" service and would not be able to satisfy our customers' needs if they failed to provide the required capacity or needed level of service. In addition, our expenses would increase and our profitability could be materially adversely affected if wireless carriers were to increase the prices of their services.

WE MAY FAIL TO SUPPORT OUR ANTICIPATED GROWTH IN OPERATIONS WHICH COULD REDUCE DEMAND FOR OUR SERVICES AND MATERIALLY ADVERSELY AFFECT OUR REVENUE.

     Our business strategy is based on the assumption that the number of subscribers to our services, the amount of information they want to receive and the number of services we offer will all increase. We must continue to develop and expand our systems and operations to accommodate this growth. The expansion and adaptation of our customer service and network operations center requires substantial financial, operational and management resources. We may be unable to expand our operations for one or more of the following reasons:

     - we may not be able to locate or hire at reasonable compensation rates qualified engineers and other employees necessary to expand our capacity;
     - we may not be able to obtain the hardware necessary to expand our capacity;
     - we may not be able to expand our customer service, billing and other related support systems; and
     - we may not be able to obtain sufficient additional capacity from wireless carriers.

     Due to the limited deployment of our services to date, the ability of our systems and operations to connect and manage a substantially larger number of customers while maintaining superior performance is unknown. Any failure on our part to develop and maintain our wireless data services as we experience rapid growth could significantly reduce demand for our services and materially adversely affect our revenue.

WE DEPEND ON RECRUITING AND RETAINING KEY MANAGEMENT AND TECHNICAL PERSONNEL WITH WIRELESS DATA AND SOFTWARE EXPERIENCE AND WE MAY NOT BE ABLE TO DEVELOP NEW PRODUCTS OR SUPPORT EXISTING PRODUCTS IF WE CANNOT HIRE OR RETAIN QUALIFIED EMPLOYEES.

     Because of the technical nature of our products and the dynamic market in which we compete, our performance depends on attracting and retaining key employees. Competition for qualified personnel in the wireless data and software industries is intense and finding qualified personnel with experience in both industries is even more difficult. We believe there are only a limited number of individuals with the requisite skills in the field of wireless data communication, and it is becoming increasingly difficult to hire and retain these persons. We have a written employment agreement and key- man life insurance in the face amount of $3 million with Anthony N. LaPine, the Company's chairman, CEO and president. We do not have employment agreements or key-man life insurance with any other officer. The loss of Mr. LaPine or any other officer may have an adverse effect on our business and prospects by depriving us of the management services necessary to operate Datalink.net and achieve profitability.

THERE IS NO ASSURANCE THAT WE WILL BE ABLE TO EFFECTIVELY COMPETE AGAINST

CURRENT AND FUTURE COMPETITORS. OUR MARKET IS VERY COMPETITIVE.

     There are a number of competitors who are larger and have much greater resources than we do. Our competitors have more experienced people and larger facilities and budgets than we do. These competitors could use their resources to conduct greater amounts of research and development and to offer services at lower prices than we can. These factors may adversely affect our ability to compete by decreasing the demand for our products and services.

WE MAY NEED TO RAISE ADDITIONAL FUNDS.

     These funds may not be available to us. Alternatively, raising additional funds may dilute your share ownership. We have met capital needs with private sales of securities. However, we cannot assure you that we will not need additional funds, that any needed funds will be available to us at all, or that any available funds will be given on acceptable terms. If we need additional funds, and are unable to raise them, we will not be able to continue our business operations. If we raise funds by selling equity securities, those sales may dilute your share ownership. If we raise funds by forming joint ventures with other companies, we may have to give up some of our rights to certain technologies, products or marketing territories.

OUR PATENTS MAY NOT PROTECT US FROM COMPETITORS.

     Costs of prosecuting and defending patent infringement claims could hurt our business. We currently own a number of patents related to our products, and have applied for additional patents. We are not certain whether any new patents will be granted in the future. Even if we receive additional patents, they may not provide us with protection from competitors. Our failure to obtain patent protection, or illegal use by others of any patents we have or may obtain could adversely affect our business, financial condition and operating results. In addition, the laws of certain foreign countries do not protect proprietary rights to the same extent as the laws of the United States. Claims for damages resulting from any such infringement may be asserted or prosecuted against us. The validity of any patents we have or obtain could also be challenged. Any such claims could be time consuming and costly to defend, diverting management's attention and our resources.

WE MAY BE SUBJECT TO LIABILITY FOR TRANSMITTING INFORMATION, AND OUR INSURANCE COVERAGE MAY BE INADEQUATE TO PROTECT US FROM THIS LIABILITY.

     We may be subject to claims relating to information transmitted over systems we develop or operate. These claims could take the form of lawsuits for defamation, negligence, copyright or trademark infringement or other actions based on the nature and content of the materials. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.

DISRUPTION OF OUR SERVICES DUE TO ACCIDENTAL OR INTENTIONAL SECURITY BREACHES MAY HARM OUR REPUTATION CAUSING A LOSS OF SALES AND COULD INCREASE OUR EXPENSES.

     A significant barrier to the growth of wireless data services or transactions on the Internet or by other electronic means has been the need for secure transmission of confidential information. Our systems could be disrupted by unauthorized access, computer viruses and other accidental or intentional actions. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If a third-party were able to misappropriate our users' personal or proprietary information or credit card information, we could be subject to claims, litigation or other potential liabilities that could materially adversely impact our revenue and may result in the loss of customers.

ANY TYPE OF SYSTEMS FAILURE COULD REDUCE SALES, OR INCREASE COSTS OR RESULT IN CLAIMS OF LIABILITY.

     Our existing wireless data services are dependent on real-time, continuous feeds. The ability of our subscribers to obtain data or make securities trades through our service requires timely and uninterrupted connections with our wireless network carriers. Any disruption could result in delays in our subscribers' ability to receive information or execute trades. There can be no assurance that our systems will operate appropriately if we experience a hardware or software failure or if there is an earthquake, fire or other natural disaster, a power or telecommunications failure, an act of God or an act of war. A failure in our systems could cause delays in transmitting data, and as a result we may lose customers or face litigation that could involve material costs and distract management from operating our business.

AN INTERRUPTION IN THE SUPPLY OF PRODUCTS AND SERVICES THAT WE OBTAIN FROM THIRD PARTIES COULD CAUSE A DECLINE IN SALES OF OUR SERVICES.

     In designing, developing and supporting our wireless data services, we rely on wireless carriers, wireless handheld device manufacturers, content providers and software providers. These suppliers may experience difficulty in supplying us products or services sufficient to meet our needs or they may terminate or fail to renew contracts for supplying us these products or services on terms we find acceptable. Any significant interruption in the supply of any of these products or services could cause a decline in sales of our services unless and until we are able to replace the functionality provided by these products and services. We also depend on third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. In addition, we rely on the ability of our content to continue to provide us with uninterrupted access to the news and financial information we provide to our customers. The failure of third parties to meet these criteria, or their refusal or failure to deliver the information for whatever reason, could materially harm our business.

NEW LAWS AND REGULATIONS THAT IMPACT OUR INDUSTRY COULD INCREASE OUR COSTS OR REDUCE OUR OPPORTUNITIES TO EARN REVENUE.

     We are not currently subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to businesses in general. However, in the future, we may become subject to regulation by the FCC or another regulatory agency. In addition, the wireless carriers who supply us airtime are subject to regulation by the FCC and regulations that affect them could increase our costs or reduce our ability to continue selling and supporting our services.

OUR STOCK PRICE, LIKE THAT OF MANY TECHNOLOGY COMPANIES, MAY BE VOLATILE.

     We expect that the market price of our common stock will be volatile. We are involved in a highly visible, rapidly changing industry and stock prices in our and similar industries have risen and fallen in response to a variety of factors, including:

     - announcements of new wireless data communications technologies and new providers of wireless data communications;
     - acquisitions of or strategic alliances among providers of wireless data communications;
     - changes in recommendations by securities analysts regarding the results or prospects of providers of wireless data communications; and
     - changes in investor perceptions of the acceptance or profitability of wireless data communications.

WE DO NOT PLAN TO PAY ANY DIVIDENDS.

     Our shares should not be purchased by investors who need income from their holdings. We intend to retain any future earnings to fund the operation and expansion of our business. We do not anticipate paying cash dividends on our shares in the future. As a result, our common stock is not a good investment for people who need income from their holdings.

THE RESALES OF OUR COMMON STOCK RECENTLY REGISTERED COULD HAVE A DEPRESSIVE EFFECT ON THE MARKET PRICE OF OUR SHARES.


     We recently registered 2,692,308 shares of common stock subject to resale by certain security holders of Datalink.net. Up to 1,538,462 of those shares are issuable upon the conversion of Series B Convertible Preferred Stock and up to 1,153,846 of those shares are issuable upon the exercise of warrants. We are unable to predict the effect that sales of these shares may have on the then prevailing market price of our shares. It is likely that market sales of large amounts of Datalink.net shares (or the potential for those sales even if they do not actually occur) will have the effect of depressing the market price of our shares.

                                 USE OF PROCEEDS

     Datalink.net will not receive any proceeds from the sale of the common stock by the selling stockholders.

                              SELLING STOCKHOLDERS


     Certain stockholders may offer 493,846 shares of common stock for resale. Up to 453,846 of those shares are issuable upon the exercise of certain common stock purchase warrants. The shares are being offered for the account of the stockholders in the table below and their donees or pledgees.

         The following table sets forth information concerning the selling stockholders, including:

     -    the number of shares owned by each selling stockholder;
     - the maximum number of the shares issuable upon exercise of common stock purchase warrants; and
     -    the number of shares offered by each selling stockholder.

     Datalink.net has no knowledge of the intentions of any selling stockholder to actually sell any of the securities listed under the columns "Shares Offered". There are no material relationships between any of the selling stockholders and Datalink.net other than as disclosed below.

                      Beneficial Ownership Before Offering



              Selling Stockholder                      Shares Owned (1)                     Shares Offered
              -------------------                      ----------------                     --------------

The Seidler Companies Incorporated (2)                        20,000                             20,000
H.C. Wainwright & Co., Inc.                                   76,742                             76,742
Scott Weisman                                                 32,368                             32,368
Jason T. Adelman                                              32,368                             32,368
Mathew Balk                                                   32,368                             32,368
Anthony N. LaPine (3)                                      2,310,000                            300,000
                                                           ---------                            -------
TOTAL                                                      2,503,846                            493,864



(1) Includes shares subject to options and warrants that are exercisable within sixty (60) days.

(2) Charles K. Dargan, a director of Datalink.net and Executive Vice President of Operations and Administration for Datalink.net, is the Managing Director of Corporate Finance for The Seidler Companies Incorporated.

(3) Anthony N. LaPine, one of the selling securityholders, has served as CEO, President and Chairman of the board of Datalink.net since September 1997.

No information is given with respect to beneficial ownership after the offering because the number of shares held would be zero, except that Anthony N. LaPine would beneficially own 2,010,000 shares of common stock, consisting of 1,000,000 shares owned directly, 400,000 shares issuable upon the exercise of common stock purchase warrants and 610,000 shares underlying options held by Mr. LaPine and his wife, which would represent 15.20% of the outstanding shares if no other preferred stock or warrants are exercised.

     The information concerning the selling stockholders may change from time to time and will be set forth in supplements to this prospectus.

                              PLAN OF DISTRIBUTION

     The purpose of this prospectus is to permit the selling stockholders to offer and sell up to 493,846 shares at such times and at such places as they choose. The decision to exercise common stock purchase warrants or to sell any shares, is within the sole discretion of the holders thereof.

     The distribution of the common stock by selling stockholders may be effected from time to time in one or more transactions. Any of the common stock may be offered for sale, from time to time, by the selling stockholders, or by permitted transferees or successors of the selling stockholders, on the American Stock Exchange, or otherwise, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise. The common stock may be sold by one or more of the following:

     * On the American Stock Exchange or any other national common stock exchange or automated quotation system on which our common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades.

     *    Through underwriters, or through underwriting syndicates.

     * Through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:

          a. Block trades in which the broker or dealer act as principal to facilitate the transactions.

          b. Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

          c.   Ordinary brokerage transactions.

          d.   Transactions in which the broker solicits purchasers.

     *    Directly to one or more purchasers

     *    A combination of these methods.

     The names of any underwriters or agents involved in the sale of the common stock will be set forth in a prospectus supplement.

     In connection with the distribution of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares short and redeliver the shares to close out such short positions. The selling stockholders may also enter into options or other transactions with broker- dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the common stock, which shares such broker-dealers or financial institutions may resell pursuant to this prospectus, as supplemented or amended to reflect this transaction. The selling stockholders may also pledge the common stock registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction. In addition, any common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The selling stockholders or their underwriters, dealers or agents may sell the common stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed. Underwriters, dealers, brokers or other agents engaged by the selling stockholders may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of the common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

     Unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, or unless otherwise permitted under Rule l0b-6, the selling stockholders will not engage in any stabilization activity in connection with the Company's common stock, will furnish each broker or dealer engaged by the selling stockholders and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any common stock of the Company or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

     Datalink.net will not receive any proceeds from any sales of the common stock.

     Datalink.net shall use its best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

     Datalink.net is paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incident to the offering and sale of the common stock to the public, which are estimated to be approximately $5,692.79. If Datalink.net is required to update this prospectus during such period, it may incur additional expenses in excess of the amount estimated above.

     In order to comply with certain states, common stock laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the common stock may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

                            DESCRIPTION OF SECURITIES

         Datalink.net has 55,000,000 authorized shares of stock, consisting of 50,000,000 shares of common stock, having a par value of $.01 per share, and 5,000,000 shares of preferred stock, having a par value of $.001 per share.

COMMON STOCK

     As of April 27, 2000, there were 13,218,041 shares of common stock outstanding as a result of a 2 for 1 stock split. All such outstanding shares of common stock are fully paid and non-assessable. Each share of common stock has an equal and ratable right to receive dividends when declared by the Board of Directors of Datalink.net out of assets legally available for that purpose and subject to the dividend obligations of Datalink.net to holders of any preferred stock then outstanding.

     In the event of a liquidation, dissolution or winding up of Datalink.net the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of preferred stock outstanding at that time.

     The holders of common stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments of Datalink.net. Each share of common stock is entitled to one vote in the election of directors and on all other matters, submitted to a vote of stockholders.

     Datalink.net's Articles of Incorporation provide that a holder of any class or series of stock entitled to vote in the election of directors shall be entitled to cumulate his votes, and may cast votes equal to the number of votes which (except for cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected. Such shareholders may cast all such votes for a single director or allocate such votes to two or more directors as such shareholder sees fit. Under Nevada law, to exercise the right to cumulative voting, a shareholder must give Datalink.net written notice of his intent to do so at least 48 hours before the time fixed for the annual meeting. Such written notice must be given to the president or secretary of Datalink.net.

PREFERRED STOCK

     Preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of Datalink.net.

PLACEMENT AGENT WARRANTS

         In connection with a private placement in February 2000, Datalink.net issued to H.C. Wainwright & Co., the placement agent, and its designees warrants to purchase up to 153,846 shares of common stock, all of which are included in this prospectus. Each warrant gives the holder the right to purchase one share of common stock at $6.50 per share and are exercisable at any time until February 14, 2005.

LAPINE WARRANT

     On December 1, 1999, Datalink.net's Board of Directors authorized Datalink.net to issue to Anthony N. LaPine, the President and CEO of Datalink.net, a warrant to purchase 300,000 shares of common stock, of which is included in this prospectus. The warrant gives the holder the right to purchase one share of common stock at $2.375 per share and is exercisable in whole or in part at any time until December 1, 2004.

LEGAL MATTERS

     The legality of the shares offered hereby is being passed upon for Datalink.net by:

          Greenberg Glusker Fields Claman & Machtinger LLP
          1900 Avenue of the Stars, Suite 2100
          Los Angeles, California 90067.

                                     EXPERTS

     The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, incorporated by reference herein, and are incorporated herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by Datalink.net with the Commission are incorporated herein by reference:

     (a)  Datalink.net's Form 8-K filed on February 17, 2000.

     (b) Datalink.net's quarterly report on Form 10-QSB for the quarter ended December 31, 1999 (SEC File No. 1-15569).

     (c) Datalink.net's quarterly report on Form 10-QSB for the quarter ended September 30, 1999 (SEC File No. 33-21508).

     (d) Datalink.net's quarterly report on Form 10-QSB for the quarter ended June 30, 1999 (SEC File No. 0-21069).

     (e) Datalink.net's annual report on Form 10-KSB for the fiscal year ended March 31, 1999 (SEC File No. 0-21069).

     (f) The description of Datalink.net's shares contained in the registration statement on Form 8-A filed on December 21, 1999.

     All reports and other documents subsequently filed by Datalink.net with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities covered by this prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                              AVAILABLE INFORMATION

     Datalink.net is subject to certain informational reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024 of the SEC's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 at prescribed rates. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. Additional updating information with respect to the securities covered herein may be provided in the future to purchasers by means of appendices to this prospectus.

     Datalink.net has filed with the SEC in Washington, DC a registration statement under the 1933 Act with respect to the securities offered or to be offered hereby. This prospectus does not contain all of the information included in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. For further information about Datalink.net and the securities offered hereby, reference is made to the registration statement and the exhibits thereto. The registration statement has been filed electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the SEC's Web site (http://www.sec.gov.).

     Datalink.net will provide without charge to each person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any document incorporated herein by reference, excluding exhibits. Requests should be made to Datalink.net, Inc. 1735 Technology Drive, Suite 790, San Jose, California 95110, telephone (408) 367-1700, and directed to the attention of William A. Mahan, Chief Financial Officer.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, hereunto duly authorized, in San Jose, California, on April 28, 2000.



                                    By:   /s/ Anthony N. LaPine
                                          -------------------------------------
                                          Anthony N. LaPine,
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement on form S-3 has been signed by the following persons in the capacities and on the dates indicated:




       SIGNATURES                                   TITLE                                   DATE
       ----------                                   -----                                   ----
/s/ Anthony N. LaPine                    Chief Executive Officer, President and       April 28, 2000
-----------------------------            Chairman of the Board
Anthony N. LaPine

/s/ William A. Mahan                     Chief Financial Officer                      April 28, 2000
----------------------------
William A. Mahan

-----------------------------            Director                                     April 28, 2000
Frederick M. Hoar*

-----------------------------            Director                                     April 28, 2000
Charles K. Dargan, II*

-----------------------------            Director                                     April 28, 2000
Jason Pavona*

* By:  /s/ Anthony N. LaPine
      ------------------------
       Anthony N. LaPine
       Attorney-in-Fact